Hooper Holmes, Inc.
First Quarter 2009 Conference Call
May 8, 2009

Operator:
Thank you, and ladies and gentlemen, welcome to the Hooper Holmes, Inc. First Quarter 2009 conference call on the 8th of May, 2009.  Throughout today’s recorded presentation, all participants will be on a listen-only mode.  After the presentation, there’ll be an opportunity to ask questions.  If any participant has difficulty hearing the presentation, please press the star followed by the zero on your telephone for operator assistance.

I will now hand the conference over to Andrew Berger.  Please go ahead, sir.

Andrew Berger:
Thank you, David.  On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call, and thank you for joining us to discuss the company’s 2009 first quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management’s intentions, hopes, beliefs, expectations or predictions for the future, are forward-looking statements.  It is important to remember that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements, is contained in the company’s Annual Report on Form 10-K, copies of which may be obtained by contacting either the company or the SEC.

By now you should have received a copy of the news release, which was issued this morning, before the market opened.  If you have not received a copy, please call me, Andrew Berger, at 216-464-6400, and I will send you a copy.

Participating in the call today are Roy Bubbs, Hooper Holmes President and Chief Executive Officer; Mike Shea, Senior Vice President and Chief Financial Officer and Treasurer; Richard Whitbeck, the President of Portamedic; Marc Mears, the President of Hooper Holmes Underwriting Solutions; and Chris Behling, the President of Hooper Holmes Health and Wellness.

At this time I will turn the call over to Roy.  Roy?

Roy Bubbs:
Thanks Andy, and good morning everyone.  This call will be a little different this time because in addition to Mike Shea and myself, we’ve asked our three business heads which Andy just announced.

As we discussed six weeks ago, we told you that this was going to be a challenging quarter, and a challenging year, and, because of the result of the economic conditions we find ourselves in, and I don’t have to remind you about.  I’d like to set the stage, though, in the fact that we are about where we internally forecasted ourselves to be, which keeps us in a position to achieve profitability and keep our balance sheet strong.

This morning, as mentioned, I am here with Richard Whitbeck, the President of Portamedic, Marc Mears, the President of Hooper Holmes Underwriting Solutions, and Chris Behling, the President of Hooper Holmes Health and Wellness, and you’ll be hearing from all of them in a few minutes.  I won’t refer to the numbers reported this morning because Mike Shea is going to do that in a few minutes, but I’d like to review the results for each of our businesses starting with Portamedic.

Let me say that in a market that is down at least 10 to 15%, we’re doing better in Portamedic revenues, and we’re about 6% below the same period last year.  We’re also making progress reducing our unit decline.  Portamedic units declined 12% in the fourth quarter of ‘08.  That is moderated to a 10% decline in this past quarter, so we’re making progress; small, but progress.

When the year began, we knew the market would be down and we acted.  The cost reduction initiatives we implemented in the first quarter will deliver their full impact in the remaining nine months of the year.  For example, our SG&A is up over the prior year.  As we discussed in our last call, that includes an $800,000 non-cash charge for accelerated depreciation of Portamedic’s current IT system.  I’d like to remind you that our new system will save us more than a million dollars a year in SG&A in the future.  Also included are $300,000 in consulting fees.  Looking ahead, we expect SG&A to decline as we progress through the year.

Our strategy is not simply to keep raising prices and cutting cost.  We have been working hard to improve performance.  The managed scheduling center we launched last year has now been rolled out to 60 of our branch offices and is delivering results.  We are now completing exams at least one day faster than before, and we expect to drive further improvement.  We have also made progress diversifying our revenues by serving new channels.  We have a terrific branch network and we are putting it to work today to deliver new services to new customers.  Richard Whitbeck will talk more about this in a few minutes.

Our Portamedic branches and field sales reps are delivering.  Branch controlled orders, which make up about 70%, 76% of our volume, are down only about 5.4% year-over-year.  I’d like to underscore, this is in a market that’s down 10 to 15%, and we’re doing better.  Portamedic is taking back market share.

Our InfoLink operations provide inspections, and collect medical records for insurance companies, and conduct phone interviews of insurance applicants.  We’ve seen InfoLink results affected by the economic crisis in different ways.  On the medical records or APS side, our business remains challenged, but we expect to turn that around this year.  Rich Whitbeck will describe some of the new business we are starting to win from brokers.

Brokers, general agents, independent marketing organizations are the largest distribution channel for life insurance.  We have made growth in this sector a top priority, and we’re starting to see results.  On the tele-interview side of business, we recently hired a new sales manager, and we are now in discussion with eight prospects we believe we can convert into customers.  Meanwhile, revenue from the call center we operate for a large customer is on target.

Heritage Labs delivered top line and bottom line performance during the quarter.  New insurance testing customers are coming online now, rather than in the first quarter as originally planned, but they are coming on board, and that’s good news.  Our kit business, including the Appraise Home A1c test is growing.  We have also added an experienced executive to grow our retail product line faster.

Underwriting Solutions has been a barometer for us on the overall state of the industry.  One large customer asked us to have over 20 underwriters standing by, but their volume never materialized.  We now are doing their work with only two underwriters.  However, at the end of this quarter, we have seen a volume pick-up from four of our underwriting customers, and we are cautiously optimistic that trend will continue.  One of the reasons I invited Marc Mears to join the call this morning, is that I want him to describe his strategy and tactics for transforming this business.

As you remember, our Health and Wellness business had significant growth last year, and I am pleased to say that growth is continuing.  We now have 34 customers.  We won 6 new customers in the first quarter, and we continue to add new customers as the efforts of our new sales leader take hold.  I’ve asked Chris Behling to speak about our growth prospects and the work he is doing to deepen our relationship with our examiners.

But first, let me turn it over to Mike for the numbers.

Mike Shea:
Thank you, Roy, and good morning everyone.  For the first quarter 2009, our consolidated revenues decreased 9% to 47.4 million compared to 52.4 million in the first quarter of 2008.  We had a loss in continuing operations of 1.8 million, or $0.03 per share, compared to a loss of 0.7 million, or $0.01 per share in the prior year.  Our current year loss includes 0.2 million of restructuring charges, while the prior year includes approximately 1.7 million in restructuring charges.

As for revenues in the first quarter, our Portamedic revenues decreased approximately 6% to 35 million compared to 37.3 million in the first quarter of 2008.  This decrease is a result of a reduction in paramedical exams of 10%, partially offset by higher average revenue per exam of 4%.  InfoLink reported revenues of 5 million, a decrease of 25% compared to 6.6 million in the first quarter of 2008, primarily attributable to lower revenues from our medical record retrieval services.

Heritage Labs revenues totaled 3.3 million in the first quarter, down 9% from the prior year, primarily due to the loss of revenue from one major client, partially offset by revenue from several new clients.  Revenues for Health and Wellness business were up in comparison to the prior year, increasing approximately 26% to 2.4 million in the first quarter of 2009, while our Underwriting Solutions revenues decreased 38% to 1.8 million, as a result of reduced demand for our outsourced underwriting services.

Our consolidated gross margin for the first quarter of 2009 was 26.1% compared to 27.2% in the prior year, primarily attributable to margin declines in our Underwriting Solutions business.

As for selling general and administrative expenses, SG&A on a consolidated basis totaled 13.8 million in the first quarter, an increase of 0.5 million from the prior year period.  This increase in the first quarter is primarily due to increased depreciation expense of 0.8 million resulting from a reduction in the estimated useful life of our current IT system, along with consulting costs of approximately 0.3 million pertaining to our strategic advisors.

Regarding our balance sheet, working capital at March 31st, 2009 was approximately 23 million, including 10.2 million in cash and cash equivalents, and no debt outstanding.  Accounts receivable totaled 26.1 million with day sales outstanding of 50 days.  Regarding cash flows, cash provided by operations approximated 0.2 million in the first quarter of 2009.  Capital expenditures for the quarter were approximately 1.4 million.

And with that, I’ll turn the call back to Roy.

Roy Bubbs:
Thanks Mike.  Now I’d like to introduce the first of our business unit heads, Richard Whitbeck.  Richard has been a senior executive in the insurance industry for more than 25 years.  He has deep experience in the distribution of insurance products and services.  He knows many senior executives and the management of broker organizations, as well as operations, technology, and national sales.  Before joining us last September, he was President of a firm that specialized in health and welfare benefit plans, including distribution, third-party administration, reinsurance, and software.  Prior to that, he held senior executive positions at AXA Equitable, MONY, John Hancock, and Aetna.  Richard?

Richard Whitbeck:
Thanks Roy.  Good morning, everyone.  I’d like to talk to you about four things this morning.  The first is what I see going on in the industry.  The second is more about Portamedic’s outlook, and how I think of the branch network and the costs of running our business are going to change in the months ahead.  Then I’d like to briefly mention some new revenue initiatives that are getting traction in the marketplace, which I believe will improve our results going forward.  And finally, I’d like to say a little bit about the people who make a lot of this happen; our team in the field.

In terms of the industry, I think Roy is right about his description of what’s going on.  A couple of weeks ago we started a series of surveys in the field calling our largest ordering customers.  Most of the phone calls confirmed that many of the producers who order from Portamedic simply have less business today than they did at the same time last year.  However, some are now saying that their business is picking up, and that’s great news.

Over the last few months we’ve introduced new quality and performance programs for our branch operations.  Our branch network gives us the ability to do things that our franchise and affiliate competitors can’t do, like ensure consistency.  The Portamedic strong local presence is a real asset for us and that’s not going to change.

Additionally, we’re taking some steps to perform some of the functions we do more efficiently.  For example, our branches do a lot of back office work today, locally, such as billing and payroll.  We’ve been working to consolidate those functions in major metropolitan areas, in what you would think of regional centers.  We expect the consolidation to continue in the months ahead, and this will help us reduce our costs even more.  Now this is good news for our local examiners and our producers, by the way, because it frees up our local branch managers and sales reps, and customer service reps to focus on local customers and the examiners.

In terms of revenues, we have a lot of opportunity to better serve our largest customers.  There’s some national and regional organizations, however, that order exams from us.  Our local footprint has not been a tight fit.  So we’ve built what I think are some really impressive new capabilities inside of Portamedic to meet their needs that will provide a higher level of case management services.  I’m looking for a lot of new exams to come out of this initiative.

And last, in just these few minutes, I’d like to close by talking about what we’ve been able to accomplish by working more effectively with our field sales people.  For one thing, we now have a fully staffed sales team, something which Portamedic has never had before. We developed a new set of metrics and measures for the sales people to make sure that they were focusing the majority of the time on bringing in new sales.

This has been a difficult transition for some of our sales staff, and I have to say we’ve turned over about 30% of our field sales team as a result.  But the results have met my expectations.  On average, our sales people have been bringing in a good number of new agents and new cases from agents who had not ordered from us in the past, and it brought in several thousand new cases in just the first quarter.  We pay a lot of attention to that.  As you can imagine, we built our compensation plans around it.

And with that, I’ll turn back to Roy, and I’ll be glad to help answer any of your questions during the question and answer period.  Roy?

Roy Bubbs:
Thanks, Rich, and I’m very pleased now to introduce Marc Mears, President of our Underwriting Solutions business.  Marc has been a senior executive in the insurance industry for more than 20 years.  He has an in-depth knowledge of distribution, insurance products and services, including businesses development, sales and marketing, and distribution planning.  He’s been a senior executive of Mutual of Omaha, AMG America, Protective Life, and American General.  Marc?

Marc Mears:
Thank you, Roy.  I’ll follow Rich Whitbeck’s lead and be brief, as I set about to focus on three important points.  First is the overall market conditions for outsourced risk analytics and underwriting services, which historically has been the focus of my division.  Second, actions taken to mitigate the concentration risk for the new offers that we have brought to market, and those that are currently under development.  And finally, I will talk about where we see the business going, and what you can expect to see in the weeks ahead.

In terms of market potential for outsourced underwriting services, Roy is correct when he said that the market is a barometer for the overall life insurance industry.  It’s no secret that the economic crisis and resulting decrease in consumer confidence results in a soft consumer demand for life insurance.  And to illustrate that point, as Roy had mentioned, one of our larger, newer insurance carrier customers projected that we would handle roughly 1,500 cases a month, but actual volumes dropped to a small fraction as the company’s overall sales were off.  Now this is business not lost to a competitor, but it’s business that’s lost through a decline in market demand.  Why?  Because carriers are writing fewer policies.

Now this was a clear trend when I arrived at Hooper-Holmes in December of last year.  The first order of business was to right size the company relative to the existing economic climate.  We immediately took cost out of our business; the full effect of which is now being realized.  At the same time, we adjusted our business model and service offerings to the mitigate market concentration risks.

Looking ahead, I see some rebound in the demand for outsourced underwriting services, as the overall industry rebounds.  And as noted, we are expanding the service offering by building upon our core competencies.  This expansion will add new revenue sources, mitigate segment risk, position us to react to market trends, and put us in a position to take advantage of emerging consumer segments and emerging consumer demand for certain products.  This means more opportunity for us as we meet the needs that are important to customers, and which can deliver good returns to Hooper Holmes.

There are many areas of opportunity in the insurance industry where we can significantly improve our customers’ performance and efficiency.  One area offering good potential is with leading  prospectors and marketers of life insurance.  Not just life insurance, but also annuity and some health-based products.  There is a large unmet need to provide insurance coverage to under-served consumer groups.  Some distribution entities are working aggressively using data-based marketing and other tools to find qualified prospects, and this is the area we have a real opportunity.  We have all the services needed to turn a prospect into an applicant.  We can reach people through our call centers, collect personal and health information, schedule exams, perform lab tests, and build a complete file for an insurance company.  And we are also prepared to do the underwriting.  We can do this efficiently, and we can do this at a very attractive price.

Now, like Rich, I don’t want to go into too many details, because our competitors listen to these calls, but we have one customer today that is moving aggressively to reach more than 1 million American households, with an offer to purchase insurance.  We have developed and put in place a managed work flow process to help them fully complete the sale from prospect to commission, if you will.  This is a service that we are delivering today, right now, and the good news is, is that performance is meeting our expectations.

Now, finally, I’ll talk some about our outlook.  We have not backed away from outsourced underwriting services by any means.  We continue to sign new accounts, and we are making the most of our professional trained staff of underwriters.  The way I look at it is that we’re complementing the services that we have traditionally offered with new services.  They take advantage of our risk analytics expertise and our underwriters, and provide greater opportunities, especially in the short-term, for new revenues.  We are aggressively going after new business, and have kicked off some needed new product development.  For example, the sales completion process I mentioned is one way which we intend to actively market to more customers.

We also have new services that we think have great potential in the marketplace.  One of these is the Physician’s Information Line, which gives underwriters an expedited opinion or answer from a trained medical professional.  This is an invaluable service for the underwriting community, and I expect it to do very well as we step up our marketing efforts.

We are diversifying and expanding our service offerings, putting in place new ways of generating profitable revenues, by placing less reliance on traditional outsourced underwriting services, and more on new areas of opportunity that take advantage of our core competencies, our underwriting skills, our call centers, and our trained medical professionals.  Two services, our sales completion process and the Physician’s Information Line I mentioned.  They require no additional capital for (inaudible) staff to develop it.  It will simply require a re-framing of our existing capabilities.  I believe that you will see good marketplace acceptance for the offers in the weeks ahead.  Roy?

Roy Bubbs:
Thanks Marc.  The last to speak this morning is Chris Behling, the President of Hooper Holmes Health and Wellness.  Chris joined Hooper Holmes in July of ’06 as Senior Vice President and Business Development Officer, charged to develop and implement our move into new opportunities, including wellness.  This division has made rapid progress.  Before joining Hooper-Holmes, Chris founded Lifesource Executive Benefits and Insurance Services, a national brokerage agency.  Before starting Lifesource, Chris held senior positions at AXA Equitable, and he began his career at Princeton Consultants, where he worked in the insurance practice area serving several major insurance companies.  Chris, it’s yours.

Chris Behling:
Thanks, Roy, and good morning everyone. I only have a few minutes, so I’d like to focus my remarks on what’s going on in my industry, what the team has accomplished, and what the road ahead looks like.

First of all, you can’t pick up any newspaper today without reading something about the state of healthcare in this country, and the government’s plan to invest in and improve it.  And that’s very good news for Hooper Holmes, because it means more revenue opportunities than ever.  The big healthcare fact that stands out in my mind, is the government’s projection that within eight years, total healthcare spending will more than double to more than $4 trillion a year, accounting for one out of every $5 the nation spends, and employers pick up the tab for 85% of that cost.  That’s why employers and payers alike are working hard to manage healthcare costs through wellness and disease management programs.

At the same time, the care management industry is shifting its traditional focus from the chronically ill, towards health management to better identify and serve people at risk.  Payers know that focusing on people who are already ill generates only limited savings, so keeping at risk people from developing chronic disease in the first place is very important.  This shift is important because it favors our services as well.

Our customers are wellness and disease management companies.  They are not the employers themselves, but the companies that employers have retained to help them manage and reduce their healthcare costs.  We help these companies engage more participants, gather more data, and manage the collection of biometric and lab data from end to end.  Our services help our customers better understand and analyze healthcare related risks and expenses, better target interventional programs to mitigate those risks, make better decisions around expense management, and measure the effectiveness of their programs.  So not only are the mega-trends around healthcare creating a huge opportunity for growth, but the shifting focus within the market also favors the specific services that we provide.

It’s natural, I suppose, to look at our division within Hooper Holmes, and assume that we basically do exams and lab tests for customers other than life insurance companies, but we actually do much more than that.  What we do is unique.  Our products and services are unique because they are not offered directly to employers, and therefore, don’t compete with our customers.  They’re also unique because we own every phase of their delivery, and because we can offer our services to groups of all sizes, in every jurisdiction in the country.

Beyond conducting exams and lab testing, we handle all the ancillary services that complete the supply chain for our customers.  We handle all scheduling of events, leveraging our new state-of-the-art proprietary event management systems, we provide and ship all supplies and materials, we conduct pre-screening site visits, we provide overall site management, and we handle all data processing and transmission, which allows the data that we collect to flow directly into our customers’ health information  engines ..

Our industry demands sophisticated skills and abilities.  Over the past two years we have built an independent and scalable operational platform.  We built direct relationships with examiners we depend on, and built a field management function to foster continuous examiner training and excellence, and our independent operating online system is best in class in enabled efficiencies.  With that investment behind us, I’m proud to say that we have built a very capable engine.  Last year we conducted approximately 160,000 screenings at 4,000 screening events in 2,000 cities and towns across the US.  We did screenings in Hawaii, Alaska, Puerto Rico, and even the southern part of Canada.  In the first quarter just completed, we managed and delivered 52,000 screenings.

The Health and Wellness operation is based at Heritage Labs in Kansas City.  The total headcount in the division is 28 people, so you can see we are a very efficient operation that takes full advantage of all Hooper Holmes resources.  And as you know, we have been growing rapidly, from 5 million in 2007 to 7.6 million of revenue in 2008.  And we see that same rate of growth driving our performance this year.

So let me close with a few words about our outlook and where we’re headed.  We are fortunate to have a good foundation for reccurring revenue, as existing customers repeat year after year.  We began 2009 with a very strong pipeline, and we are building on that in a number of ways.

First of all, we are adding new products and services, such as interventional capabilities in the form of health coaching materials and changed behavior, to drive healthcare savings.  We have launched engagement counseling, which allows some of our customers to use the screening event as an engageable  moment, and to kick off an ongoing engagement process.

Our second major initiative is to focus even more on the panels of examiners who are critical to our success.  As you know, Hooper Holmes has a pool of some 8,000 examiners.  Today, almost 2,000 of those examiners have become certified to deliver wellness screenings.  We are increasing the number of trained and certified examiners, and improving the efficiency and cost effectiveness of examiner scheduling.  Like Rich and Marc, I don’t want to give away too much, but I can say that we are now testing a new capability we think will be very attractive to examiners, and will give us even more of an advantage in providing them with rewarding and profitable work.

In terms of our outlook, ours is a seasonal business.  One of the major drivers for our service is the open enrollment periods employers schedule at the end or the beginning of the year.  Most years, we have had to staff up to meet demands from August through February.  We have addressed this in a number of ways.  First, we have moved to a more flexible workforce to help us better meet the seasonal demands.  Second, we have a number of marketing initiatives in place that make it much more attractive for our customers to schedule screening events during the summer months.

No business is immune from the effects of the economy, and we are seeing some employers scale down their health management efforts, but many other employers remain committed to total health management.  They understand that screenings are as important a source of information as their claims data.  Our services are not just an employee benefit.  They deliver real value by enabling decisions that reduce risks and expenses, so even in this economy, we expect our growth to continue.  Roy?

Roy Bubbs:
Thanks Chris.  I want to mention that Chris’ division is also supporting clinical research, and clinical and specialty laboratories.  These clinical research customers are among the most demanding in the world.  They are managing important research initiatives usually funded by universities or by the National Institutes of Health.  These customers have very strict processes and procedures or require centralized execution to handle appropriately.

Basically, we do two things for these customers.  First, we are conducting screenings, collecting samples, and manufacturing special kits in support of the university or NIH funded research projects.  Second, we are collecting biometric data, samples for our specialty laboratories, such as DNA labs, advanced biomarkers labs, and more.  This work is small today.  In total, it is approaching 1 million in revenue.  But it’s important because like Health and Wellness business, it demonstrates our ability to reframe our capabilities to meet the needs of totally new and more demanding customers.

Finding more of these opportunities and understanding the true potential of our business, is one reason why we hired Leerink Swann.  As you remember, Leerink Swann is a healthcare investment bank we retained in January to help us on strategy, execution, and capitalization.  We also did a thorough review of our expense structure to see if we had any blind spots.  At the same time, they gave us an independent evaluation of our business.  They told us approximately what our business is worth today, and what our additional value would be as we continue to implement our strategy.  We have confirmed that our capabilities can meet new important healthcare market needs, and we have developed a basic plan to get there.  Leerink’s healthcare knowledge has helped us to begin to define new services.  For example, 60% of patients who leave the hospital need blood work done within three days.  Many patients don’t have transportation or mobility.  We believe we can offer a range of we-come-to-you services that use a paramedical examiner instead of a nurse to collect blood work, and provide easy monitoring of progress towards goals.

Near-term, we’ve identified several new opportunities we can go after, and we’re organizing to do that right now.  Our company is 110 years old this year, and for most of the time, we have helped connect insurance companies with applicants.  Our Health and Wellness business has provided that we approved, and provided, that we can use those same assets to connect wellness companies with groups of employees.  We now know that we can do even more.  We can use our network, our lab, our examiners to connect government organizations with new populations that need screenings.  We can connect health insurance with patients who can use simple at-home tests to monitor their health.  We can connect pharmaceutical companies and device manufacturers with new communities of customers.

We already have many of these pieces in place.  We already manufacture and market direct consumer testing kits.  We have advanced capabilities in our call center, and talented people who are already trained in collecting personal health information.  We have a national exam network; a growing pool of certified examiners, and we have registered nurses, technicians, and even some physicians already in our network.

Our vision of the future is simple.  In a world where health costs are exploding, Hooper Holmes will be there to help with efficient economic screening services that prevent health issues from ever happening.  In a world with older, more chronically ill people, Hooper Holmes will be there to help, providing the most convenient, cost-effective care for less mobile and more time strapped consumers.  In a world where patient safety is becoming even more important, Hooper Holmes will be there to help with services that ensure people take their medication on time and get lab test results to their doctors.  In a world where medical professionals will be even more in demand, Hooper Holmes will be there to help by recruiting, and training a larger pool of examiners, engaging doctors and nurses for more sophisticated services.  We have work ahead of us to do all this on a scalable basis.  Right now we are well into our planning, and I’m looking forward to sharing specifics with you in the months ahead.

Before I take your questions, let me summarize where we are.  We made more expense cuts beginning of the first quarter, and they will deliver more benefits through the remainder nine months of this year.  The recession has set a new floor for the insurance industry, and from that baseline we are starting to grow.  We are growing primarily from new services delivered to new customers in a new channel.  We all want more profit, but I cannot predict exactly what is going to happen in the economy, the insurance industry, unemployment rates, or consumer confidence.  We will also need to invest to develop new businesses, which will require spending some of our operating capital.

As we pointed out earlier, our customers remain challenged by today’s environment.  One customer’s need for 20 underwriters became work for two.  Another customer who was sending us 7,000 cases a month for exams, now sends us only 1,000.  Looking ahead, I don’t know if all that bad news in the industry is out on the table.  What will happen to demand if some of our customers start raising their prices in the second half of the year?  We finished our planning in September of last year, and as the market evolved in the last quarter, we developed and refined our plans, with lower costs and lower expectations.  Today we’re working towards profitability and maintaining a strong balance sheet.  You can count on us to continue that drive.

And now I’ll be glad to take your questions. and please feel free to also direct them to our business units.

Operator:
Thank you sir.  If any participant would like to ask a question, please press the star followed by the one on your telephone.  If you wish to cancel this request, please press the star followed by the two.  Your questions will be polled in the order they are received.  There will be a short pause whilst participants register for a question.

And the first question comes from Walter Schenker from Titan Capital.  Please go ahead.

Walter Schenker:
Actually, it’s only two questions.  The first of which is, and I know you’ve made some further steps, if we look at the quarter and we take out the 1.1 million in SG&A from the consultants and the extra depreciation, we still see SG&A is only down 5% year-over-year at a time when revenues have been, and continue to run roughly 10% below a year ago.  How significant, looking forward, should we expect those numbers to come down since they still seem excessive?

Mike Shea:
Walter, this is Mike.  We should see SG&A come down in these last nine months of the year.  Some of those initiatives in that 4 million did not kick in until just the March time period.  But I do want to stress that the $4 million of cost reductions we’ve have taken, a large portion of that is in cost of operations, basically affecting headcount and facilities operating expenses.  So you should see the improvement, in fact you did see the improvement if you look at the gross margin; the 26.1% in Q1, that is up almost 200 basis points from our fourth quarter gross margin percentage, so you can see the cost savings coming through in the cost of operations.  There will be further reductions in SG&A as we go on through the year.

Walter Schenker:
Okay, and just for Chris.  I’ve asked the question many times since the beginning of my experience with the company, which is, if in fact you can demonstrate statistically that the health and wellness works for disease management companies and can have a positive economic benefit in managing costs, why is this not a product which can be sold and in demand for health insurance companies, not just disease management companies?  Health insurance companies are the ones who directly bear the risk once people get sick.

Chris Behling:
Well Walter, great question first of all.  And the person who bears the risk is the payer, and in many cases, that payer, you’re right, is the health insurance company.  But in most large companies, as you’re aware, they’re self-insured, so the payer is actually the employer.  And to answer your question, we serve both already today.  About 50% of healthcare, health insurance companies have in-sourced their health management; companies like United Health, Optim, and the other 50% outsource their health and care management.  And we go where the health management exists.  So for insurance companies that have internal health and care management programs, then they are our customer, and we have five of those customers today.  For the insurance companies that outsource those programs, then our customer is the health or care management organization that they partner with.  But you’re exactly right that it’s the payer that has the cost and that could be the employer or the health insurer.

Walter Schenker:
And again just to make sure I understand your answer, if I am an in-sourced health management company to an insurance company, why would it not show up as an offering or benefit from my company, not your company, from Cigna, through its larger employer customers?

Chris Behling:
Right, and if I understand your question correctly, I’m using your Cigna example, Cigna has a company CareAllies, which is their health and care management company internally, who develops a whole suite of services, and therefore would be in our customer pool.

Walter Schenker:
Okay, so I just, it wouldn’t be direct to the consumer, it would obviously have to go through the employer who has the large facilities, which would be applicable to this product?

Chris Behling:
You’ve nailed our business model, which is that we enable health and care management companies to more effectively deliver their services to payer, either employer or health plan, and by having that market niche, we have positioned ourselves not to be in competition with our customer, and our customers really like that.  So while we are on site at the employer, we’re delivering services on behalf of that employer’s health management company, which might be part of the health insurer, or might be something that they’ve accessed independently.

Walter Schenker:
Okay, thank you.

Operator:
Thank you.  And the next question comes from Brad Evans from Heartland.  Please go ahead.

Brad Evans:
Yes, good morning.  Just a follow-on to the cost question.  I mean, Mike, can you quantitatively discuss, you know, what type of SG&A run rate we should see in the second quarter, please?

Mike Shea:
Second quarter we will still have the accelerated depreciation and there still will be some overhang of the consulting fees; the Leerink Swann fees, but we should see that down in the, somewhere between the 13 to13.5 range for Q2.  Certainly our push, Brad, towards the second half is down to a 13 million level per quarter.

Brad Evans:
Yes, I guess I’m just; I’m kind of shocked that we haven’t been able to make more progress in terms of the costs.  I mean, I realize that you’re well ahead of other companies because of the deterioration of your business over a longer period of time, but, you know, we’re in an environment where companies are making fairly significant cuts to maintain profitability, you know, through this recession we’re in, and it seems like the company just doesn’t seem to have the ability to take the more difficult actions.  Can you just maybe elaborate on that, why we can’t, just based on your comment there, it looks like we’ll lose money again in the second quarter, so can you just please discuss why we can’t; what’s inhibiting us from being able to make some money?

Mike Shea:
Well, let me just remind you, we have done a great deal in taking the costs down and taking out $10 million of cost last year, and the $4 million of this year.  And a large portion of the costs we have taken down are up in the costs of operations.  You know, we continue to refine what we’re doing there.  We continue to look at our branch model.  We continue to look at all of our business units as we’ve had these revenue declines, to bring more cost out of the model.  At the same time, you know, we still have to be prepared, a lot of these initiatives that the business leaders spoke about earlier, we need to be prepared to execute on starting this quarter.  So, you know, we’re trying to balance the cost cutting between being prepared for this growth and this increased revenue that we seen coming down the pipe.  We’re looking at every dollar.  We’re managing our cash.  You see in the first quarter, we were EBITDA positive.  We were $200,000 positive cash flow from operations.  So we continue to manage our cash, and this is what we need to march towards until we see some top line improvement.

Brad Evans:
Roy, I guess, can you elaborate a little bit more fully on what you’ve learned?  I mean you talked about the strategy, cost structure, the independent evaluation of your business in terms of evaluation and then capitalization, you know, the Leerink Swann engagement, what, can you maybe elaborate more fully as to what you’ve learned?

Roy Bubbs:
Well the Reader’s Digest version is, is that is they validated where we thought we were from an expense point of view, they put us through another drill; do we outsource things, do we take additional cost out, evaluated are we doing things that are not necessary, and helped us focus on that, because one of our goals is obviously to continue to manage our expenses aggressively.

Second of all, is we have been doing our planning in the fall.  We had a fair share of ideas, let alone opportunities, that we developed.  They validated some of those.  One of the things they bring, is they have a network of over 26,000 health professionals around the United States, and they took some of our ideas and actually were able to go out into the marketplace and validate is there room in there; what size potentially is the room.  They obviously, they do a good job of planning.  You always come up with more things than you ever could do, whether it’s discounting the money piece; just the talent and the resources available.

So they helped us focus down into areas that had less barriers of entry, better, quicker revenue opportunities, and so that was another tremendous benefit.  But fundamentally, they also helped us refocus on the fundamentals of this business, and gave us some good ideas that one of the reasons why I have these three business units on, in here today, as they were in working on, really the core of this company, and that is to deliver examinations, the biometrics, and fluids, and lab work anywhere, with any zip code.

And as we said, we are in the process of developing a new IT system for Portamedic, but it is really going to be for all our businesses, so that we have a work flow system that allows us to go in and work with more complicated clients with more complicated needs for reporting, compliance, and so forth, and will put us in a position that will lower our costs and our delivery system by using technology and other aspects of our organization effectively and aggressively.

So, that overall what’s in the nutshell; the nutshell of it.  I did want the financial numbers so that the Board and I knew what the value, what we expect the value of this company to be over a short period of time, and so it’s important in this area, at this point of this company’s life.  So those are the fundamentals; a quick answer to the question.

Brad Evans:
So just their evaluation from a cost structure perspective, did they find anything that, did you get anything for your money in that respect in terms of, I mean are there any action plans that they have offered to you that you’re implementing to lower costs, or was there nothing there that really excelled beyond your current understanding?

Roy Bubbs:
We couldn’t find anything, you know, besides, you know, the $0.02 they were paying there.  There was nothing of significance.  Just to refresh everybody’s mind, but you know, about three or four years ago this company did recruit an expense consultant where they did a thorough review.  We executed on the majority of all those recommendations over the last three or four years and obviously added our own findings.

But we’re at a point where we still need to deliver excellent services to our customers.  You know, we start delivering less services, our SLAs will kick in, which means our revenues will go down, and then we start losing customers.  So, unfortunately one of the things that, what we can do, is we have to hunker down and get through this recessionary aspect with our insurance partners, and as the emerge, we’re going to be in a better position, continue to grow our top line revenue, and obviously have a much lower expense structure than what we are currently doing.  So, but we’re not sitting idly by.  You know, we’ve mentioned some of the things, but those are just some.  There are some others that we haven’t mentioned, which we we’ll probably be mentioning on future calls that were in implementation that will generate new revenues.

You know, there’s no home run here.  There’s a lot of singles, hopefully a few doubles, and we continue to squeeze our expenses every way, shape, or form.  We’ve looked at outsourcing, as I’ve said, some of our deliveries and we have found no solutions.  Part of the reason is when you have as many customers as we do, with different contracts, different deliveries, the ability to go bill ; let‘s pick a billing system for a second, would mean a huge infusion of capital on a new, and a vendors’ parts to obviously support us. so we have to factor that cost in.  So we have checked the tires all different ways.

Yes, I did get my money from Leerink on it, because now I can sit here and talk to you and all investors, and say we feel we’ve tightened our expenses pretty good.  Always areas for improvement, which we continue to look for and we’ll continue to act upon.  And I expect we’ll be telling you we’ll be taking more expenses out between now and the end of this year.  I truly believe that, because we have a fair share of initiatives going that should bring us some more expense reduction.

Brad Evans:
Okay, I’ve got more questions.  I’ll hop back in queue.

Roy Bubbs:
Thank you.

Operator:
Thank you.  And once again if you would like to ask a question, please press the star followed by the one on your telephone.  To cancel this request, please press the star followed by the two.

And the next question comes from Ron Aprahamian .  Please go ahead with your question.

Ron Aprahamian:
Thank you.  Good morning.

Roy Bubbs:
Good morning Ron.

Ron Aprahamian:
I had three questions, but it really boils down to one, Roy.  The concern I’ve got is if revenues are falling at 9%, that’s an $18 million reduction in revenue if that rate continues, and if we’re cutting expenses by $4 million, we’re never going to make a profit.  How do we organize our business so that we know what the revenue’s going to be?

Now you said at the start of the conversation, that the quarter came in where you forecasted.  Well if we’re going to have this kind of revenue decline, don’t we have to cut costs significantly, and why can’t we just target what the revenue’s going to be, determine that we’ve got to have a 95% cost structure against that revenue, and make us profitable?  If, in fact, we keep burning through the cash that we’re burning through, you won’t even be able to borrow against your credit line as you stipulate on page 14 of the 2008 10-K.  You know, to me this ship is taking water very, very seriously and if in fact you don’t arrest this, we’re going to burn through what little cash we have left after having sold those two business units for 17 million in cash.  Don’t you think we have a sense of urgency to cut costs more dramatically than this?

Mike Shea:
Well, Ron, let me, before I turn this to Roy, let me just address the cash burn question.  I mean I look back, and I’m looking at our 2008 numbers where cash flow from operations were neutral.  We had a positive EBITDA in 2008 of $3.2 million.  In the first quarter here we also had positive cash from operations and positive EBITDA.  So for the last five quarters cumulatively, I’m seeing no cash burn at all from operations.  We have our cap ex, and it was high last year.  We’ve said the 5.5 from last year is going to be 4 million this year.  It’s going to be much less going forward as we have this new IT system in.  I don’t see the cash burn from operations.  It didn’t happen this quarter, and revenue was down 9%.  Are you saying we could burn further on if we stayed at 9%, our intent is not to stay at a 9% revenue decline.  The reason we have these business unit leaders here with you today, and what they spoke about earlier, is to tell you why we are not going to be 9% down for the rest of our lives and burn up all of our cash.

Ron Aprahamian:
So what is your revenue going to be for 2009 and what is your cost structure going to be for 2009 so that we investors have some degree of confidence that our invested money will be growing?

Mike Shea:
Ron, as we’ve talked on previous calls, in today’s uncertain economic environment, I’m not going to draw a number on the table here as far as revenue or operating income goes for this year.  We’ve said we continue to move towards profitability.  We need to grow the top line.  As Roy just said, if the top line doesn’t react the way we have forecasted it to react, we’re going to cut more costs, as painful as that’s going to be.  So we’re not going to sit here.  We have a forecast.  We are on forecast.  We know what we have to do.  If we don’t execute on that, we’re going to do something else.

Ron Aprahamian:
So what is your forecast?

Roy Bubbs:
Profitability.

Ron Aprahamian:
I’m sorry?

Roy Bubbs:
Profitability.  We expect to be profitable by the end of this year, and that has been our goal.  Then our focus, we actually don’t like that particular number, but if we can continue to grow some of these additional new revenue sources, come into the next year on a profitable basis.  You know, one of your expense numbers that you need to understand is more than 50% of that revenue drop is, offsets variable cost.  You know, we have, between examiners and all of the delivery aspects of our product, it isn’t whatthe $18 million number you use.  But our goal is to deliver as what we projected to the Board that we will make a small profit and get through the year with a strong balance sheet, and actually have other businesses starting to generate revenue, so we will be less and less reliant on the life insurance industry as we go forth.

On the same token, I am, we have a risk factor that there’s no question might take another 3, 4, $5 million out.  There’s no question that this company probably would be in deep trouble by the end of the year.  We have to deliver services, our SLAs will kick in, and I think one of my responsibilities also is to make sure that this is a going concern, and that we can, we’ll be in a position to rebound and grow with the industry as we come out of this recessionary cycle.

Ron Aprahamian:
Just one follow-on question then.  I hear what you’re saying, but I have concern.  The follow-on question relates to the Heritage Lab?

Roy Bubbs:
Yes.

Ron Aprahamian:
Our revenues are down from 17.4 million; this last quarter 3.3 million.  If you put that on a four quarter run rate, that’s 13.2 million.  So the revenue for Heritage Lab is down 4.2 million, and yet you look at the cost structure and the cost structure is relatively the same ’06, ’07, and ’08.

Mike Shea:
Ron, the revenue decline that you’re speaking of pertains to one customer, as we’ve disclosed previously.  That customer had $1.1 million of revenue.  That was the differential in this current quarter.  So if that one customer’s downdraft was not in there, Heritage actually would have grown this quarter by approximately 20%.  That customer will washout, we’ll have some remaining revenues still in the second quarter of 2008, so you’ll see that comparable in this next quarter.  After that, you should start to see year-over-year growth at Heritage Labs.  So I don’t consider that a shrinking business.  I consider that a one client problem and it’s been documented why that client left at no fault of Heritage Labs.  It‘s been documented in prior SEC filings.  Growth will occur in the second half at Heritage Labs.

Roy Bubbs:
I also want to point out that we do have several strategies going into the Heritage Lab.  The first one we’ve talked about on numerous quarters.  We do have now a sales team that we didn’t have a year-ish ago; 15 months ago out there.  We have Dr. Wincemius who developed this database that is being used to help insurance companies, help insurance companies evaluate their own risk.  It’s a value proposition that’s getting a lot of traction.

One of the reasons we had three new customers who started this, unfortunately at the beginning of the second quarter, not in the first quarter, it’s because of this strategy.  Second of all is our kits.  We think that’s an emerging opportunity.  We’ve now put another resource in there to more aggressively develop that.  And on top of it, as Health and Wellness continues to grow, their demand for lab work will continue too.  So we believe we can grow this lab to a much larger size, and right now there’s no indication that we’re wrong with that assumption.

Ron Aprahamian:
And just the one last point and I will sign off.  And that is, again, as the revenue drops from 17.4 million down to 13.2 million, you have had constant costs in that business unit over the last three years, so just points out the inconsistency of we’ve addressed and reduced cost, I don’t see any cost reduction there.  And I will sign off at this point.  Good luck in your endeavors.

Roy Bubbs:
Thank you.

Mike Shea:
Thank you, Ron.

Operator:
Thank you.  And once again, if you would like to ask a question, please press the star followed by the one on your telephone.

And we have a follow-up question from Brad Evans.  Please go ahead sir.

Brad Evans:
Yes, Mike, just a couple of housekeeping questions for you.  Can you just give me a depreciation and amortization for the quarter, and Portamedic volumes, please?

Mike Shea:
Sure.  Depreciation and amortization was 1.8 million for the quarter.  Paramedical exams were 396,000 for the quarter versus 444,000 last year.  What else do you need, Heritage Labs?

Brad Evans:
I had the prior at 483, has there been an adjustment there?

Mike Shea:
I have it at 444,000.  Let me give you the per day numbers: 6,281 for the first quarter 2009 versus 6,937 for the first quarter 2008 is what we have in our files.  Health and Wellness, I know you asked for the screenings; was 52,000 for the first quarter versus 38,000 for the first quarter of 2008.

Brad Evans:
Do you have the Heritage Labs volume number as well?

Mike Shea:
Yes, 141,000 specimens tested in Q1 ’09 versus 175,000 Q1 ’08.

Brad Evans:
Okay, thank you for that.  I just wanted to just find out, so just to be clear here, how many Board Members do we have now?  I realize we shed one here recently.  Where do we stand in terms of Board Members?

Roy Bubbs:
We have seven.

Brad Evans:
Seven.  And what is the intention of, is the intention now to keep it at seven or are you still looking to expand the Board with - the last call we discussed that you’re searching for an expert in the healthcare area to help the board in that capacity.  Is that still the intention?

Roy Bubbs:
Yes.

Brad Evans:
So you’d go to eight, or what’s the plan for the number of Members of the Board that you’re targeting?

Roy Bubbs:
We have bylaws allow us to go up to nine.  If we find the people that, and we have quite a few in the hopper that we’re interviewing, including at least one additional investor at this moment.  If we find the right mix, and which is heavily in health and possibly government, with business experience with P&L responsibility, we’d love to have them join the Board.  And so we are, it’s either seven or nine.  I apologize, I don’t sit on the Governance Committee, but we do have that many people in our pipeline, and we’re hoping to add an additional one, and if we find two, we will probably expand to two.

Brad Evans:
Okay.  Could I ask, just the first quarter, you know the stock has continued to languish despite the fact that, you know, the stock market has rallied significantly, and a lot of companies that were below a dollar have  doubled, tripled, or gone up five-fold, and we haven’t been as fortunate, and I think it’s partly a function of just the company, you know, not being profitable, but that’s my opinion, so I don’t have any really factual information other than, you know, my experience.  But I’m just curious, you know, with the stock at this very depressed level, is there anything other than you were restricted that prevented insiders from buying stock in the last -- you know, we haven’t seen any members of the Board buy stock, you know, since I guess November.  Is there anything that would explain that?

Roy Bubbs:
Well, we have been restricted, you know, and we’ll probably be restricted going into, after our earnings call.  I haven’t talked to counsel yet.  My anticipation is we will probably be restricted.

Brad Evans:
Okay and you have been restricted thus far this year?

Roy Bubbs:
Yes.

Brad Evans:
Okay.

Roy Bubbs:
Well I will say this, that I am participating in an employee stock purchase plan, which I’m participating in 100% of what I am capable of doing, which is a significant amount of shares.  But that will, you know, I don’t know what the exact number will end up being.  It depends on how much participation and so forth during the year.  But I can tell you I’m participating in the employee program as we speak.

Brad Evans:
And my last question.  I appreciate your patience here because it’s been a long call.  If you could just give us your guesstimate as to how much you think the overall costs will be for the proxy matter.  What are your forecasts for the amount that you’ll be spending for the duration?

Roy Bubbs:
It was filed today, and I don’t have it off the tip of my tongue, but it’s been filed.  You can, it will be right on the system.

Brad Evans:
Okay, I’ll check the filing.  I didn’t see it was filed, I apologize.

Roy Bubbs:
Yes.  That’s okay.  It probably was filed -- I know it’s been filed.

Brad Evans:
Okay, thank you.

Roy Bubbs:
You’re welcome.

Operator:
Thank you.  And that concludes the Q&A session, sir.

Roy Bubbs:
Thank you very much for your questions.  I do appreciate them.  In closing, I would just like to say that this is a difficult economy, and while our earnings are not up to anybody’s standards, we are proud of the progress that we’re making in new fronts, and we are truly excited about our future.  Thank you for taking time to join us today, and I look forward to talking with all of you in the days ahead, and please feel free to call me.

Operator:
Thank you.  This completes the Hooper Holmes First Quarter 2009 conference call.  Thank you for participating.  You may now disconnect.